Exhibit 7

Joint Filing Agreement,
Dated as of July 28, 2011

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the undersigned hereby agree (i) to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Shares, par value €0.01 per share, of Sapiens International Corporation N.V., and (ii) that this Joint Filing Agreement be included as an Exhibit to such joint filing; provided, however, that as contemplated by Rule 13d-1(k)(2) under the Exchange Act, no person shall be responsible for the completeness and accuracy of the information concerning the other persons making the filing unless such person knows or has reason to know such information is inaccurate.

This Joint Filing Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 28th day of July 2011.

Formula Vision Portfolio Holdings Limited Partnership

By: Formula Vision Holdings Ltd., its general partner

By:	/s/ Ronnen Yitzhak
Name: Ronnen Yitzhak
Title: Director

By:	/s/ Amit Ben-Yehuda
Name: Amit Ben-Yehuda
Title: Director

Formula Vision Holdings Ltd.

By:	/s/ Ronnen Yitzhak
Name: Ronnen Yitzhak
Title: Director

By:	/s/ Amit Ben-Yehuda
Name: Amit Ben-Yehuda
Title: Director

Kardan Technologies Ltd.

By:	/s/ Yosef Grunfeld
Name: Yosef Grunfeld
Title: Director

By:	/s/ Amit Ben-Yehuda
Name: Amit Ben-Yehuda
Title: Chief Executive Officer

Kardan Israel Ltd.

By:	/s/ Yosef Grunfeld
Yosef Grunfeld
Chairman of the Board

By:	/s/ Asher Elmoznino
Asher Elmoznino
CFO

Kardan N.V.

By:	/s/ Alain Ickovicks
Alain Ickovicks
Managing Director

By:	/s/ Jan Slootweg
Jan Slootweg
Managing Director

Formula Vision Technologies (F.V.T.) Ltd.

By:	/s/ Anat Treibatch
Name: Anat Treibatch
Title: CFO

/s/ Dan Goldstein
Dan Goldstein